Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT

August 18, 2022

Via hand-delivery

Mr. Jeff Johnson

Re:	Separation of Employment Agreement and related agreements and mutual general release between Mr. Johnson and Cuentas, Inc.

Dear Mr. Johnson:

This letter agreement (the "Agreement") sets forth the terms and conditions of the agreement between you and Cuentas, Inc. (the "Company") regarding the cancellation of that certain Employment Agreement, Stock Option Agreement, and any and all related agreements between the parties (collectively, the “Employment Agreements”) and your separation of employment from the Company and the benefits being offered to you in exchange for entering into this Agreement and your release of any and all claims under the Employment Agreements.

1.                  Last Day of Employment. Your employment as the Chief Executive Officer of the Company will end on the date the parties execute this Agreement (the "Separation Date ") and you will resign from any and all related positions and any applicable accounts.

2.                  The Employment Agreements are canceled and the parties shall have no further obligations under them. After the execution of this Agreement, the only obligations between you and the Company are those set forth in this Agreement.

3.                  Final Compensation. You will be paid ONE HUNDRED THOUSAND DOLLARS ($100,000, the “Separation Payment”) in full satisfaction of any and all compensation, whether earned, accrued, deferred or otherwise that may be due under the Employment Agreements, and you will be responsible as a 1099 wage earner with paying any and all applicable payroll or related withholding taxes. Other than the Separation Payment, you stipulate, agree and acknowledge that no other compensation is due and owing to you and that you will not seek the payment of any further compensation that would otherwise come due under the Employment Agreements.

4.                  Amendment to Stock Option. As soon as practicable after execution of this Agreement, the Board of Directors shall amend your currently outstanding Stock Option (as defined below) to (i) reflect the immediate acceleration of the vesting of 160,000 options issuable under the Stock Option and (ii) revise the expiration date of such Stock Option to allow you to exercise the vested portion of the Stock Option for a period of three years from the Separation Date. For purposes hereof, “Stock Option” means that certain stock option to purchase up to 500,000 shares of Company common stock at an exercise price of $2.80 per share which was granted on November 3, 2021 and has the following vesting schedule: 125,000 shares vested on the date the Company received shareholder approval of the 2021 Share Incentive Plan, and 187,500 shares vest on each successive anniversary date of your Employment Agreement until fully vested. For avoidance of doubt, following execution of this Agreement and amendment of the Stock Option, the Stock Option shall allow you to exercise an option to purchase 285,000 shares at an exercise price of $2.80 per share of a period of three years from the Separation Date. No further vesting shall occur under the Stock Option and you shall not be entitled to any further issuances of securities from the Company under the 2021 Share Incentive Plan or otherwise.

5.                  Benefits. Under separate cover, you will receive additional information about your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to continue your group health insurance coverage after the Separation Date. To continue your coverage, you must file the required election form and timely pay the required premiums. Company shall pay all costs for COBRA benefits continuation through the end of calendar year 2022.

6.                  Severance Benefits. In exchange for the Separation Payment and the Option and your agreeing to and complying with the terms of this Agreement, including the general release of claims contained in Section 6, you stipulate and agree that you are not entitled to any further compensation or benefits of any kind or nature including ("Severance Pay") in accordance with the Company's standard payroll procedures.

7.                  General Release of All Claims. In consideration for receiving the Separation Payment and the Option described in Sections 3 and 4 above, to the fullest extent permitted by law, you waive, release, and promise never to assert any claims or causes of action, known or unknown, against the Company, including its past or present parents or subsidiaries, and their employees, agents, predecessors, successors, and assigns (“the Released Parties”), regarding any matter arising out of or related to your employment with or separation of employment from the Company, including, without limitation, claims for wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination, harassment, retaliation, or failure to accommodate ("General Release"). This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA),the Americans with Disabilities Act (ADA), the Equal Pay Act (EPA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), and any and all applicable state and local laws that maybe applicable, all as amended, and all other federal, state, and local laws and regulations relating to employment or termination of employment that may be legally waived or released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this General Release in any manner.

In consideration for the General Release that you are providing the Company and the other Released Parties, the Company and the Released Parties waive, release, and promise never to assert any claims or causes of action, known or unknown, against you. This is a General Release from the Released Parties to you.

Notwithstanding the above, this General Release does not waive or release: (i) any claims arising after you sign this Agreement, including any claim for breach of this Agreement; or (ii) any claims that cannot be legally waived or released as a matter of law, such as filing a claim for unemployment insurance benefits. This General Release also does not prevent you from filing a charge or complaint with, communicating with, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), or any other federal, state, or local governmental agency or commission ("Government Agencies"). However, to the fullest extent permitted by law, you agree that you are waiving the right to monetary damages or other equitable or monetary relief as a result of any charge, complaint, investigation, or proceeding.

8.                  Company Property. By signing this Agreement, you represent that you have returned to the Company or will return to the Company as soon as practicable, all property belonging to the Company, including, without limitation, company-issued equipment and electronics, copies of documents that belong to the Company, and files and data stored on your computer(s) or in cloud storage accounts containing information belonging to the Company.

9.                  No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing, or any violation of law. In response to a request for a reference, and consistent with the Company's policy, the Company will provide the Employee's job title and dates of employment and that the separation was mutually consensual.

10.              Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to Government Agencies or to your spouse, domestic partner, attorney, or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement, to the extent allowed under the law.

11.              Continuing Obligations. In exchange for the mutual general release in Section 6, the Company is waiving and releasing you of any and all obligations under any non-compete and non-solicit provisions in the Employment Agreements, but not withstanding this release you will remain subject to a covenant not to solicit employees as set forth in Section 5(j) of the former Employment Agreements.

12.              Miscellaneous Provisions. If any term of this Agreement is held to be invalid, void, or unenforceable, the remainder of this Agreement will remain in full force and effect and will not be affected. This Agreement will be construed and interpreted in accordance with the laws of the State of Florida, other than its conflict or choice of law provisions that would require the application of any other state's law. This Agreement may be signed and transmitted electronically. A signed pdf version shall have the same force and effect as an original signed document. The parties voluntarily waive any right to a trial by jury on any action arising under or relating to this Agreement.

You may indicate your understanding and acceptance of the Agreement by signing below. If this Agreement is not executed by close of business by Wednesday, August 17, 2022, this offer will expire under its terms.

Very truly yours,

Cuentas, Inc.

By:	/s/ Michael De Prado
Michael De Prado
Executive Vice Chairman of Cuentas, Inc.
Dated: Aug 19, 2022

I ACKNOWLEDGE AND AGREE THAT I HAVE FULLY READ, UNDERSTAND, AND VOLUNTARILY ENTER INTO THIS AGREEMENT. I ALSO ACKNOWLEDGE THAT MY SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW IN EXCHANGE FOR THE BENEFITS BEING PROVIDED TO ME BY THIS AGREEMENT.

Employee Signature:	/s/ Jeff Johnson
Printed Name:	Jeff Johnson
Dated:	Aug 18, 2022